EXECUTION COPY

                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of July ___, 1997, by and between Sento Technical Innovations Corporation, a Utah corporation ("Sento"), and Eng H. Lee, an individual ("Lee").

                                    RECITALS

     WHEREAS, pursuant to that certain Intellectual Property Purchase Agreement dated as of July ___, 1997, among Sento, Australian Software Innovations (Services) Pty. Ltd. ("ASI"), Kilat Holdings Pty. Limited ("Kilat"), Lee and Mary Lee (together with Lee, the "Shareholders") and that certain Asset Purchase Agreement dated as of July ___, 1997, among Sento, Centerpost Innovations Pty. Ltd. ("Centerpost"), ASI, Kilat and the Shareholders, Sento will acquire certain assets of ASI (the "ASI Assets"); and

     WHEREAS, Lee is the managing director of ASI and the Shareholders are the beneficial owners of 100% of the issued and outstanding capital stock of ASI; and

     WHEREAS, pursuant to that certain Asset Purchase and Services Agreement dated as of June 30, 1997, among Sento, BMC Software, Inc. and BMC Software (Cayman) LDC or its assignee (collectively, "BMC"), certain shareholders of Sento, ASI and Lee, Sento will sell the ASI Assets to BMC; and

     WHEREAS, in order to facilitate the transition of the ASI Assets from Sento to BMC, Sento desires to engage Lee on a consulting basis on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sento and Lee hereby agree as follows:

     1. SERVICES. Sento hereby engages Lee to provide consulting services to Sento during the Term (as defined below), as an independent contractor, in order to facilitate the transfer of the ASI Assets from Sento to BMC, and Lee hereby agrees to provide such services to Sento.

     2. TERM. The term of this Agreement (the "Term") shall commence on the date hereof (the "Commencement Date") and continue through and expire on the five-month anniversary thereof, unless earlier terminated as permitted herein.

     3.   CONSIDERATION.

          (a) On the Commencement Date, Sento will advance to Lee the sum of Five Hundred Thousand U.S. Dollars (the "Consulting Advance"). Lee shall issue to Sento on the Commencement Date a promissory note (the "Note") for repayment of the Consulting Advance in the form of Exhibit A attached hereto and incorporated herein by this reference.

          (b) Commencing with the first monthly anniversary of the date of this Agreement and continuing for each of the next four monthly anniversaries thereafter during the Term, Sento shall make payments to Lee as consulting fees for services hereunder in the amount of One Hundred Thousand U.S. Dollars ($100,000) each.

     4. TERMINATION. Either party may terminate this Agreement for cause provided that the complaining party shall provide at least fifteen (15) days' written notice to the breaching party specifying the nature and, so far as then known, the extent of the breach and the action required to correct the breach. The breaching party shall be afforded fifteen (15) days (or such additional time as the complaining party may determine, as confirmed in writing, to be reasonable) to cure the breach or, as determined by the complaining party, to achieve substantial cure if a complete cure cannot be reasonably effectuated within the designated period. If the breach remains uncured at the expiration of the designated period, this Agreement may be terminated by written notice given by the complaining party at any time while the breach remains uncured thereafter, and such termination shall be effective as of the date of such notice or such later date as may be provided therein. If Sento terminates this Agreement pursuant to this Section 4, then all sums due under the Note at the time of such termination shall then be due and payable to Sento.

     5. NOTICES. Except when actual receipt is expressly required by the terms hereof, all notices and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been given or delivered:
(i) when delivered in person to the intended recipient, (ii) upon receipt of a confirmation of a facsimile transmission to the intended recipient, or
(iii) after deposit in the United States or Australian mail in a sealed envelope or container, either registered or certified mail, return receipt requested, postage prepaid, addressed by name and address to the intended recipient as follows:

          To Sento:           Sento Technical Innovations Corporation
                              311 North State Street
                              Orem, Utah 84057
                              Attn: Robert K. Bench, President
                              Telecopier: (801) 224-2426

          To Lee:             Eng Lee
                              51 Rawson Street, Suite 301
                              Epping NSW 2121
                              Telecopier: 61-2-869-0280

     6.   MISCELLANEOUS.

          (a) CONSTRUCTION PRINCIPLES. The headings and underlined Section titles set forth in the text of this Agreement are for guidance only and shall have no significance in the interpretation of this Agreement. When this Agreement refers to a Section by number or letter without further identification, the reference shall be construed as pertaining to the corresponding Section of this Agreement unless the context clearly requires reference to another instrument, agreement or document.

          (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the specific subject matter hereof and this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the above, the parties acknowledge the existence as separate agreements and obligations of the Consulting Agreement (II) dated as of the date hereof between Sento and Lee and the Services Agreement dated as of the date hereof between Centerpost and ASI.

          (c) WAIVER, MODIFICATION OR CANCELLATION. Any waiver, alteration or modification of any of the terms of this Agreement or cancellation or replacement of this Agreement shall not be valid unless in writing and signed by the parties.

          (d) WAIVER OF BREACH. The waiver by Sento of any breach of any provision of this Agreement by Lee shall not operate or be construed as a waiver of any subsequent breach by Lee.

          (e) NON-EXCLUSIVITY OF REMEDIES. Except as specifically provided herein, the rights and remedies of the parties hereto shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other rights or remedies provided for by this Agreement or by law, equity, statute or otherwise. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any of the provisions hereof.


          (f)  GOVERNING LAW.  This Agreement shall be governed by and construed under the laws of the State of Utah, without reference to its choice of law provisions.


        [REMAINDER OF PAGE INTENTIONALLY BLANK -- SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Sento and Lee have duly executed and delivered this Agreement as of the date first written above.


                         "SENTO":

                         Sento Technical Innovations Corporation

                         By:  ________________________________________________

                         Its: ________________________________________________



                         "LEE": _______________________________________________
                                Eng H. Lee, individually

                                    Exhibit A

                                       to

                              Consulting Agreement


                                  FORM OF NOTE


                                   [Attached]

                                                                  EXECUTION COPY

                                 PROMISSORY NOTE


$500,000.00                                                       July ___, 1997
                                                            Salt Lake City, Utah


     FOR VALUE RECEIVED, Eng H. Lee, an individual (the "BORROWER"), promises and agrees to pay to the order of Sento Technical Innovations Corporation, a Utah corporation, or order (the "LENDER"), at 311 North State Street, Orem, Utah 84057, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America, the principal sum of Five Hundred Thousand and no/100 Unites States Dollars, according to the terms and conditions set forth in this Note.

     1. Borrower shall make payments on the outstanding principal balance of this Note in the monthly amounts of $100,000 each, commencing on August ___, 1997, and continuing until December ___, 1997 (the "Maturity Date"). Notwithstanding the foregoing, Lender agrees that during the term of a Consulting Agreement entered into by and between Lender and Borrower as of July






___, 1997 (the "CONSULTING AGREEMENT"), the obligation of Borrower to make payments required under this Note shall be offset against the obligation of Lender to pay to Borrower the monthly consulting payments required pursuant to the terms of the Consulting Agreement. All indebtness evidenced by this Note which remains outstanding on the Maturity Date shall be due and payable in full thereon.

     2. Borrower may prepay the principal amount of this Note, in whole or in part, at any time without penalty or premium for any such early payment.

     3. If any payment required by this Note is not made when due, or if any other event occurs or circumstance exists which under any instrument evidencing or securing the obligations evidenced by this Note entitles the holder hereof to accelerate the maturity of such obligations, the entire unpaid principal balance and accrued but unpaid interest hereunder shall, at the option of the holder hereof, at once become due and payable without notice (time being the essence hereof). Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default, event or circumstance giving rise to such right of acceleration.

     4. Prior to the Maturity Date, no interest shall be due or payable by Borrower on amounts outstanding hereunder. All past due principal (whether by acceleration or in due course) and, if permitted by applicable law, past due interest, shall, both before and after judgment, bear interest at the rate of twenty percent (20%) per annum.

     5. Borrower agrees to pay the holder hereof a "late charge" equal to five percent (5%) of any payment due pursuant to this Note which is more than fifteen
(15) days in arrears.

     6. In the event that any payment under this Note is not made at the time and in the manner required (whether before or after maturity), Borrower agrees to pay, in addition to any late charge required by Section 5 above, any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by the holder hereof in connection with the enforcement of any of its rights under this Note, including, but not limited to, attorneys' fees and all costs and expenses of collection.

     7. Borrower and all sureties, guarantors and endorsers hereof waive presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

     8. Notwithstanding any other provision contained in this Note or in any instrument given to evidence or secure the obligations evidenced hereby: (i) the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equalling the maximum allowed by law; and (ii) if, for any reason whatsoever, the holder hereof ever receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.











     9. This Note is delivered in the State of Utah and shall be governed by and construed in accordance with the laws of said State, without giving effect to any conflict of laws provisions. Each of Borrower and the Lender expressly submits itself to the exclusive, personal jurisdiction of the federal and state courts situated in Salt Lake City, Utah. This Note shall bind the successors and assigns of Borrower and shall inure to the successors and assigns of the Lender.


          IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

                              "Borrower":


                              __________________________________________________
                                Eng H. Lee, individually